                     This prospectus supplement filed pursuant to Rule 424(b)(3)

                                                     Registration No. 333-120246

                              PROSPECTUS SUPPLEMENT

      This is a supplement, dated February 11, 2005, to the prospectus which forms a part of Amendment No. 1 to the Form S-3 Registration Statement (No. 333-120246) filed on January 14, 2005, on behalf of Henry Schein, Inc.

      We originally issued the notes to which this supplement relates in a private placement on August 9, 2004. The notes were resold by the initial purchasers to qualified institutional buyers, as such term is defined by Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), in transactions exempt from registration under the Securities Act. The notes and the shares of common stock issuable upon conversion of the notes that may be offered pursuant to the prospectus and this supplement are being offered by the selling securityholders, which includes their transferees, distributees, pledgees or donees or their successors.

      The following table sets forth information with respect to the selling securityholders and the principal amount of notes beneficially owned by each selling securityholder that may be offered pursuant to the prospectus and this supplement. The information contained in this supplement is based on information provided by or on behalf of the selling securityholders on or prior to February 9, 2005. The selling securityholders may offer all, some or none of the notes or the common stock into which the notes are convertible. Because the selling securityholders may offer all or some portion of the notes or the common stock, we cannot estimate the amount of the notes or the common stock that will be held by the selling securityholders upon termination of any of these sales. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes, or acquired additional notes, since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act. Accordingly, the information provided here for any particular securityholder may understate or overstate, as the case may be, such securityholder's current ownership. The aggregate principal amount of notes outstanding as of the date of this supplement is $240.0 million, which is the aggregate principal amount of notes registered pursuant to the Registration Statement of which this prospectus is a part. The percentage of notes outstanding beneficially owned by each selling securityholder is based on $240.0 million aggregate principal amount of notes outstanding.

      The number of shares of common stock issuable upon conversion of the notes shown in the table below assumes conversion of the full amount of notes held by each selling securityholder at the current conversion rate of 10.7898 shares per $1,000 principal amount of notes and a cash payment in lieu of any fractional shares. This conversion price is subject to adjustment in certain events. Accordingly, the number of conversion shares may increase or decrease from time to time. No selling securityholder named in the table below beneficially owns one percent or more of our common stock, based on 43,325,214 shares of common stock outstanding on December 25, 2004. Information concerning other selling securityholders will be set forth in supplements to the prospectus, or if appropriate, post-effective amendments to the

Registration Statement of which the prospectus is a part, from time to time, if required. The number of shares of common stock owned by the other selling securityholders or any future transfers from any such holder assumes that they do not beneficially own any common stock other than common stock into which the notes are convertible.

                                                        PRINCIPAL AMOUNT                              COMMON
                                                            OF NOTES                                   STOCK           COMMON
                                                       BENEFICIALLY OWNED       PERCENTAGE OF          OWNED            STOCK
                                                           AND OFFERED              NOTES            PRIOR TO        REGISTERED
             SELLING SECURITY HOLDER                       HEREBY (1)            OUTSTANDING        CONVERSION         HEREBY
--------------------------------------------------     ------------------       -------------       ----------       ----------
Acuity Master Fund, Ltd. (2)                             $    2,880,000             1.20%                 --           31,074
Allstate Insurance Company (c)(d)(3)                     $    4,500,000             1.88%             13,300           61,854
Allstate Life Insurance Company (c)(d)(3)                $     2,000000                 *                 --           21,579
Argent Classic Convertible Arbitrage Fund                $    5,420,000             2.26%                 --           58,480
         (Bermuda) Ltd. (4)
Argent Classic Convertible Arbitrage Fund L.P. (5)       $      980,000                 *                 --           10,574
Argent Classic Convertible Arbitrage Fund II,            $      120,000                 *                 --            1,294
         L.P. (5)
BNP Paribas Equity Strategies, SNC (c)(6)                $    1,215,000                 *                 --           13,109
BP Amoco PLC Master Trust (7)                            $      560,000                 *                 --            6,042
Barclays Global Investors Diversified Alpha Plus         $      222,000                 *                 --            2,395
         Funds (8)
Calamos(R) Market Neutral Fund - Calamos(R)              $   14,000,000             5.83%                 --          151,057
         Investment Trust (9)
Canadian Imperial Holdings Inc. (c)                      $    9,000,000             3.75%                 --           97,108
Celebrity IAM Ltd. (10)                                  $    2,800,000             1.17%                 --           30,211
Chrysler Corporation Master Retirement Trust             $    2,980,000             1.24%                 --           32,153
         (c)(e)(11)
Citadel Credit Trading Ltd. (c)(d)(12)                   $    1,720,000                 *                 --           18,558
Citadel Equity Fund Ltd. (c)(d)(13)                      $   19,780,000             8.24%                 --          213,422
Coda Capital Management, LLC (a)                         $      200,000                 *                 --            2,157
Coda Capital ND Portfolio (a)                            $      100,000                 *                 --            1,078
Coda-KHPE Convertible Portfolio (a)                      $      350,000                 *                 --            3,776
Consulting Group Capital Markets Fund (7)                $      150,000                 *                 --            1,618
Consulting Group Capital Markets Funds (9)               $    1,650,000                 *                 --           17,803
Convertible Securities Fund                              $       20,000                 *                 --              215
CooperNeff Convertible Strategies (Cayman) Master        $    1,017,000                 *                 --           10,973
         Fund, LP (6)
DaimlerChrysler Corp Emp. #1 Pension Plan dtd            $    3,160,000             1.32%                 --           34,095
         4/1/89 (d)(14)
Delta Air Lines Master Trust - CV (c)(e)(11)             $      535,000                 *                 --            5,772
Delta Pilots Disability & Survivorship Trust - CV        $      295,000                 *                 --            3,182
         (c)(e)(11)
Descartes Offshore Ltd. (10)                             $    4,900,000             2.04%                 --           52,870
Descartes Partners L.P. (15)                             $    1,800,000                 *                 --           19,421
F.M. Kirby Foundation, Inc. (c)(e)(11)                   $      445,000                 *                 --            4,801
Forest Fulcrum Fund LP (b)(8)                            $      231,000                 *                 --            2,492
Forest Global Convertible Fund, Ltd., Class   A-5        $      678,000                 *                 --            7,315
         (8)
Forest Multi-Strategy Master Fund SPC, on behalf         $      522,000                 *                 --            5,632
         of its Multi-Strategy Segregated
         Portfolio (8)
Franklin and Marshall College (d)(14)                    $      180,000                 *                 --            1,942
FrontPoint Convertible Arbitrage Fund, L.P. (16)         $    5,000,000             2.08%                 --           53,949
Gartmore Convertible Fund (a)                            $      450,000                 *                 --            4,855
Grace Convertible Arbitrage Fund, Ltd. (17)              $    5,000,000             2.08%                 --           53,949
HFR CA Global Opportunity Master Trust (8)               $      138,000                 *                 --            1,488

HFR RVA Select Performance Master Trust (8)              $       87,000                 *                 --              938
Hotel Union & Hotel Industry of Hawaii Pension           $      150,000                 *                 --            1,618
         Plan (7)
ING Convertible Fund (18)                                $    2,900,000             1.21%                 --           31,290
ING VP Convertible Portfolio (18)                        $      130,000                 *                 --            1,402
Institutional Benchmarks Master Fund Ltd. (7)            $      632,000                 *                 --            6,819
Institutional Benchmarks Master Fund Ltd. (d)(19)        $    2,000,000                 *                 --           21,579
International Truck & Engine Corporation                 $      340,000                 *                 --            3,668
         Non-Contributory Retirement Plan Trust
         (c)(e)(11)
International Truck & Engine Corporation Retiree         $      135,000                 *                 --            1,456
         Health Benefit Trust (c)(e)(11)
International Truck & Engine Corporation                 $      325,000                 *                 --            3,506
         Retirement Plan for Salaried Employees
         Trust (c)(e)(11)
JP Morgan Securities Inc. (a)(b)(20)                     $    2,464,000             1.03%                 --           26,586
LLT Limited (21)                                         $      117,000                 *                 --            1,262
Laurel Ridge Capital, LP                                 $    2,000,000                 *                 --           21,579
Lehman Brothers Inc. (a)(b)(22)                          $   20,848,000             8.69%                 --          224,945
Lyxor/Convertible Arbitrage Fund Limited (6)             $      192,000                 *                 --            2,071
Lyxor/Forest Fund Limited (8)                            $      513,000                 *                 --            5,535
Maryland State Retirement Agency (d)(23)                 $    3,083,000             1.28%                 --           33,264
McMahan Securities Co. L.P. (a)(b)                       $    2,500,000             1.04%                 --           26,974
Microsoft Corporation (a)(c)(e)                          $      205,000                 *                 --            2,211
Motion Picture Industry Health Plan - Active             $       60,000                 *                 --              647
          (c)(e)(11)
Motion Picture Industry Health Plan - Retiree            $       40,000                 *                 --              431
          (c)(e)(11)
Nations Convertible Securities Fund                      $    3,980,000             1.66%                 --           42,943
OCM Convertible Trust (c)(e)(11)                         $      440,000                 *                 --            4,747
OCM Global Convertible Securities Fund (c)(e)(11)        $      110,000                 *                 --            1,186
Partner Reinsurance Company Ltd. (c)(e)(11)              $      245,000                 *                 --            2,643
Polaris Vega Fund L.P. (24)                              $    2,250,000                 *                 --           24,277
Qwest Occupational Health Trust (c)(e)(11)               $       90,000                 *                 --              971
Royal Bank of Canada (a)(c)                              $    4,000,000             1.67%                 --           43,159
S.A.C. Arbitrage Fund, LLC (25)                          $    4,000,000             1.67%                 --           43,159
SG Americas Securities, LLC (a)(b)                       $      108,000                 *                 --            1,165
SSI Blended Market Neutral L.P. (7)                      $      209,000                 *                 --            2,255
SSI Hedged Convertible Market Neutral L.P. (7)           $      300,000                 *                 --            3,236
San Diego County Employee Retirement Association         $    2,500,000             1.04%                 --           26,974
          (d)(19)
Singlehedge US Convertible Arbitrage Fund (6)            $      327,000                 *                 --            3,528
Sphinx Convertible Arb Fund SPC (7)                      $      474,000                 *                 --            5,114
Sphinx Convertible Arbitrage SPC (8)                     $      183,000                 *                 --            1,974
State Employees' Retirement Fund of the State of         $      725,000                 *                 --            7,822
         Delaware (c)(e)(11)
State Street Bank Custodian for GE Pension Trust         $    1,270,000                 *                 --           13,703
         (d)(14)
Sturgeon Limited (26)                                    $      249,000                 *                 --            2,686
Sunrise Partners Limited Partnership (c)(27)             $    4,750,000             1.98%                 --           51,251
SuttonBrook Capital Portfolio, LP (28)                   $   15,000,000             6.25%                 --          161,847
The City of Southfield (7)                               $       22,000                 *                 --              237
The Estate of James Campbell 03394 (7)                   $       50,000                 *                 --              539
The Estate of James Campbell 08968 (7)                   $       30,000                 *                 --              323

The Estate of James Campbell 11222 (7)                   $      411,000                 *                 --            4,434
UBS AG London F/B/O HFS (29)                             $    5,000,000             2.08%                 --           53,949
UBS AG London Branch (c)(d)(30)                          $   20,000,000             8.33%                 --          215,796
UnumProvident Corporation (a)(c)(e)                      $      280,000                 *                 --            3,021
Viacom Inc. Pension Plan Master Trust (7)                $       12,000                 *                 --              129
Vicis Capital Master Fund (31)                           $    6,000,000             2.50%                 --           64,738
Xavex Convertible Arbitrage 4 Fund (8)                   $       51,000                 *                 --              550
Xavex Convertible Arbitrage 10 Fund (32)                 $      480,000                 *                 --            5,179
Zazove Convertible Arbitrage Fund, L.P. (a)(d)(33)       $    8,500,000             3.54%                 --           91,713
Zazove Hedged Convertible Fund, L.P. (d)(33)             $    2,500,000             1.04%                 --           26,974
Zazove Income Fund, L.P. (d)(33)                         $    1,000,000                 *                 --           10,789
Zurich Institutional Benchmarks Master Fund Ltd.         $      258,000                 *                 --            2,783
         (8)

--------------------------

*     Represents less than 1%

a)    This selling securityholder is an SEC-reporting company.

b)    This selling securityholder is a broker-dealer.

c)    This selling securityholder is an affiliate of a broker-dealer.

d)    New selling securityholder.

e)    Represents an updated principal amount.

1) Selling securityholders may have sold, transferred or otherwise disposed of all or a portion of their notes, or acquired additional notes, since the date on which we were provided with the information regarding their notes (as described above) in transactions exempt from the registration requirements of the Securities Act. Accordingly, the information provided here for any particular securityholder may understate or overstate, as the case may be, such securityholder's current ownership. The aggregate principal amount of notes outstanding as of the date of this supplement is $240.0 million, which is the aggregate principal amount of notes registered pursuant to the Registration Statement of which this prospectus is a part.

2) Howard Needle and David J. Harris have voting and dispositive power over the registrable securities held by this selling securityholder.

3) The Allstate Corporation, a NYSE listed company, has voting and dispositive power over the registrable securities held by this selling securityholder.

4) Argent Financial Group (Bermuda), Ltd., Nathanial Brown and Robert Richardson have voting and dispositive power over the registrable securities held by this selling securityholder.

5) Argent Management Company, LLC, Nathanial Brown and Robert Richardson have voting and dispositive power over the registrable securities held by this selling securityholder.

6) Christian Menestrier, the chief executive officer of CooperNeff Advisors, Inc., has sole voting and dispositive power over the registrable securities held by this selling securityholder.

7) John Gottfurcht, George Douglas and Amy Jo Gottfurcht have voting and dispositive power over the registrable securities held by this selling securityholder.

8) Forest Investment Management LLC has sole voting and dispositive power over the registrable securities held by this selling securityholder. Forest Investment Management LLC is wholly owned by Forest Partners II LP. Michael A. Boyd Inc. is the General Partner of Forest Partners II LP, and Michael A. Boyd is the sole owner of Michael A. Boyd Inc.

9) Nick Calamos has sole voting and dispositive power over the registrable securities held by this selling securityholder.

10) Descartes Capital LLC, the Investment Advisor to this selling securityholder, has sole voting and dispositive power over the registrable securities held by this selling securityholder.

11) Oaktree Capital Management LLC is the investment manager of the selling securityholder with respect to the aggregate principal amount of the notes. It does not own any equity interest in the selling securityholder but has voting and dispositive power over the aggregate principal amount of the notes. Lawrence Keele is a principal of Oaktree Capital Management LLC and is the portfolio manager for the selling securityholder. Mr. Keele, Oaktree Capital Management LLC and all employees and members of Oaktree Capital Management LLC disclaim beneficial ownership of the notes, except for their pecuniary interest therein.

12) Citadel Limited Partnership is the trading manager of Citadel Credit Trading Ltd. and consequently has investment discretion over securities held by Citadel Credit Trading Ltd. Citadel Limited Partnership disclaims beneficial ownership of the shares beneficially owned by Citadel Credit Trading Ltd. Kenneth C. Griffin indirectly controls Citadel Limited Partnership and therefore has ultimate investment discretion over securities held by Citadel Credit Trading Ltd. Mr. Griffin disclaims beneficial ownership of the shares held by Citadel Credit Trading Ltd.

13) Citadel Limited Partnership is the trading manager of Citadel Equity Fund Ltd. and consequently has investment discretion over securities held by Citadel Equity Fund Ltd. Citadel Limited Partnership disclaims beneficial ownership of the shares beneficially owned by Citadel Equity Fund Ltd. Kenneth C. Griffin indirectly controls Citadel Limited Partnership and therefore has ultimate investment discretion over securities held by Citadel Equity Fund Ltd. Mr. Griffin disclaims beneficial ownership of the shares held by Citadel Equity Fund Ltd.

14) Jack Feiler, the chief investment officer of Palisade Capital Management, L.L.C., has sole voting and dispositive power over the registrable securities held by this selling securityholder.

15) Descartes Capital LLC, the General Partner of this selling securityholder, has sole voting and dispositive power over the registrable securities held by this selling securityholder.

16) FrontPoint Convertible Arbitrage Fund GP, LLC is the general partner of FrontPoint Convertible Arbitrage Fund, L.P. FrontPoint Partners LLC is the managing member of FrontPoint Convertible Arbitrage Fund GP, LLC and as such, has voting and dispositive power over the securities held by the fund. Philip Duff, W. Gillespie Caffray and Paul Ghaffari are members of the board of managers of FrontPoint Partners LLC and are the sole members of its management committee. Mr. Duff, Mr. Caffray and Mr. Ghaffari and FrontPoint Partners LLC and FrontPoint Convertible Arbitrage Fund GP, LLC each disclaim beneficial ownership of the securities held by the fund except for their pecuniary interest therein.

17) Bradford Whitmore and Michael Brailov have voting and dispositive power over the registrable securities held by this selling securityholder.

18) Anu Sahai has sole voting and dispositive power over the registrable securities held by this selling securityholder.

19) Zazove Associates, LLC, a registered investment advisor, has discretionary authority over the registrable securities held by this selling securityholder.

20) JP Morgan Securities Inc. acted as joint book runner for Henry Schein, Inc., in connection with the original sale of the notes pursuant to Rule 144A under the Securities Act.

21) Forest Investment Management LP has sole voting control and shared investment control over the registrable securities held by this selling securityholder. Forest Investment Management LP is wholly owned by Forest Partners II, the sole General Partner of which is Michael A. Boyd Inc., which is solely owned by Michael A. Boyd.

22) Lehman Brothers Inc. acted as joint book runner for Henry Schein, Inc., in connection with the original sale of the notes pursuant to Rule 144A under the Securities Act.

23) Pacific Investment Management Company has sole voting and dispositive power over the registrable securities held by this selling securityholder.

24) Gregory R. Levinson has sole voting and dispositive power over the registrable securities held by this selling securityholder.

25) Pursuant to investment agreements, each of S.A.C. Capital Advisors, LLC, and S.A.C. Capital Management, LLC, share all investment and voting power with respect to the securities held by S.A.C. Arbitrage Fund, LLC. Steven
      A. Cohen controls both S.A.C. Capital Advisors, LLC, and S.A.C. Capital Management, LLC. Each of S.A.C. Capital Advisors, LLC, S.A.C. Capital Management, LLC, and Mr. Cohen disclaim beneficial ownership of any of the notes.

26) CooperNeff Advisors, Inc., has sole investment control and shared voting control over the registrable securities held by this selling securityholder. Christian Menestrier is the chief executive officer of CooperNeff Advisors, Inc.

27) S. Donald Sussman has sole voting and dispositive power over the registrable securities held by this selling securityholder.

28) SuttonBrook Capital Management LP, a registered investment advisor, has sole voting and dispositive power over the registrable securities held by this selling securityholder.

29) Dominic Lynch has sole voting and dispositive power over the registrable securities held by this selling securityholder.

30) UBS AG has sole voting and dispositive power over the registrable securities held by this selling securityholder.

31) John Succo, Shad Stastney and Sky Lucas have voting and dispositive power over the registrable securities held by this selling securityholder.

32) Argent International Management Company, LLC, Nathanial Brown and Robert Richardson have voting and dispositive power over the registrable securities held by this selling securityholder.

33) Zazove Associates, LLC, the General Partner of this selling securityholder, has sole voting and dispositive power over the registrable securities held by this selling securityholder.

None of the selling securityholders or any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years.

The initial purchasers purchased all of the notes from us in a private transaction on August 9, 2004. All of the notes were "restricted securities" under the Securities Act prior to the registration. The selling securityholders have represented to us that they purchased the notes for their own account for investment only and not with a view toward selling or distributing them, except pursuant to sales registered under the Securities Act or exempt from such registration.